As filed with the Securities and Exchange Commission on February 28, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IONQ, INC.

(Exact name of registrant as specified in its charter)

Delaware	85-2992192
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

4505 Campus Drive College Park, MD	20740
(Address of principal executive offices)	(Zip Code)

IonQ, Inc. 2021 Equity Incentive Plan

(Full title of the plans)

Thomas Kramer

Chief Financial Officer and Secretary IonQ, Inc.

4505 Campus Drive

College Park, MD 20740

(301) 298-7997

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Katharine A. Martin

Mark R. Fitzgerald

Mark G.C. Bass

Wilson Sonsini Goodrich & Rosati, P.C.

1700 K Street NW, Fifth Floor

Washington, DC 20006

202-973-8800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, IonQ, Inc. (the “Registrant”) is filing this Registration Statement with the Securities and Exchange Commission (the “Commission”) to register an additional 14,215,808 shares of common stock under the IonQ, Inc. 2021 Equity Incentive Plan, pursuant to the provisions of such plan which provide for annual automatic increases in the number of shares of common stock reserved for issuance under such plan. In accordance with the instructional note to Part I of Form S-8 as promulgated by the Commission, the information specified by Part I of the Form S-8 has been omitted from this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission, are incorporated by reference into this Registration Statement:

(i)

the contents of the Registrant’s Registration Statements on Form S-8 previously filed with the Commission on: (i) December 17, 2021 (File No. 333-261737); (ii) August 16, 2022 (File No. 333-266889); and March 30, 2023 (File No. 333-270999);

(ii)	the Registrant’s Annual Report on Form 10-K (File No. 001-39694) for the fiscal year ended December 31, 2023, filed with the Commission on February 28, 2024;

(iii)

the Registrant’s Current Report on Form 8-K (File No. 001-39694), filed with the Commission on February 28, 2024 (other than portions of this Form 8-K that were furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information that are related to such item); and

(iv)

the description of the Registrant’s Common Stock which is contained in a registration statement on Form 8-A (File No. 001-39694), filed with the Commission on November 10, 2020 under the Exchange Act of 1934, as amended (the “Exchange Act”), as well as any additional amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, as amended (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information that are related to such items), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified, superseded, or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies, supersedes, or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law, the Registrant’s certificate of incorporation provides that its officers and directors will be indemnified by the Registrant to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, the Registrant’s certificate of incorporation provides that its directors will not be personally liable for monetary damages to the Registrant or its stockholders for breaches of their fiduciary duty as directors, to the fullest extent permitted by Delaware law as it now exists or may in the future be amended. The Registrant’s certificate of incorporation also authorizes it to indemnify its officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s bylaws provide that:

•	the Registrant may indemnify its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•

the Registrant may advance expenses to its directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in the Registrant’s bylaws are not exclusive.

The Registrant’s certificate of incorporation and its bylaws provide for the indemnification provisions described above and elsewhere herein. The Registrant has entered into separate indemnification agreements with its directors, officers and certain other employees of the Registrant that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The Registrant has entered into agreements with its officers, directors and certain other employees of the Registrant to provide contractual indemnification in addition to the indemnification provided for in its certificate of incorporation. The Registrant’s bylaws also permit it to maintain insurance on behalf of any officer, director or employee for any liability arising out of their actions, regardless of whether Delaware law would permit such indemnification. The Registrant has obtained a policy of director’s and officer’s liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures the Registrant against its obligations to indemnify its officers and directors. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of directors and officers for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description	Form	File Number	Exhibit Number	Filing Date	Filed Herewith

4.1	Specimen Common Stock Certificate	S-4/A	333-254840	4.4	8/11/21

4.2	2021 Equity Incentive Plan	8-K	001-39694	10.16	10/4/21

4.3	Forms of Option Grant Notice and Option Agreement under 2021 Equity Incentive Plan.	10-K	001-39694	10.14	3/30/23

4.4	Forms of Restricted Stock Unit Grant Notice and Award Agreement under the 2021 Equity Incentive Plan.	10-Q	001-39694	10.1	8/15/22

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation					X

23.1	Consent of Independent Registered Public Accounting Firm					X

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto)					X

24.1	Power of Attorney (included on signature page hereto)					X

107.1	Filing Fee Table					X

Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of College Park, State of Maryland, on this 28th day of February, 2024.

IONQ, INC.

By:	/s/ Peter Chapman
Peter Chapman
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Peter Chapman and Thomas Kramer, and each of them, as his or her true and lawful agents, proxies and attorneys-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, proxies and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, proxies and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter Chapman Peter Chapman	President, Chief Executive Officer and Director (Principal Executive Officer)	February 28, 2024

/s/ Thomas Kramer Thomas Kramer	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	February 28, 2024

/s/ Craig Barratt Craig Barratt	Chair of the Board of Directors	February 28, 2024

/s/ Robert Cardillo Robert Cardillo	Director	February 28, 2024

/s/ Kathryn Chou Kathryn Chou	Director	February 28, 2024

/s/ Niccolo de Masi Niccolo de Masi	Director	February 28, 2024

/s/ Jungsang Kim Jungsang Kim	Director	February 28, 2024

/s/ William Scannell	Director	February 28, 2024
William Scannell

/s/ Inder M. Singh Inder M. Singh	Director	February 28, 2024

/s/ Wendy Thomas Wendy Thomas	Director	February 28, 2024

/s/ Harry You Harry You	Director	February 28, 2024